SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2)

[X]  Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sections 240.14a-11(c) or Sections 240.14a-
12

                        MOTO PHOTO, INC.
        (Name of Registrant as Specified in its Charter)

                         NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ---------------.

     2) Aggregate number of securities to which transaction applies:
        ---------------.

     3) Per unit price or other underlying value of transaction computed
        pursuant to Exchange Act Rule 0-11:   ---------------.

     4) Proposed maximum aggregate value of transaction:   ---------------.

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:  $               .
                                  ---------------

     2) Form, Schedule or Registration Statement No.:                 .
                                                       ---------------

     3) Filing Party:                 .
                       ---------------

     4) Date Filed:                 .
                     ---------------



                                MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Thursday, June 18, 1998 at 9:00 a.m., for the following purposes:

     1.  To elect a Board of Directors for the ensuing year.

     2. To approve the amendment of the 1992 Performance and Equity Incentive Plan of the Company (the `1992 Plan'') (i) to increase the total number of shares of Common Stock that are authorized for issuance pursuant to the 1992 Plan from 1,250,000 shares to 2,000,000 shares and
         (ii) to permit non-employee directors of the Company to receive awards under the 1992 Plan.

     3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

     The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

     The holders of Common Stock of record at the close of business on April 27, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.


Dayton, Ohio
May 11, 1998


Even if you plan to attend the meeting, please sign the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person.


                                MOTO PHOTO, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                               TABLE OF CONTENTS

                                                        PAGE

GENERAL..................................................  1
     Record Date and Outstanding Voting Stock............  1
     Quorum and Voting...................................  1
     Action To Be Taken Under the Proxy..................  1
     Votes Required......................................  2
     Solicitation of Proxies.............................  2
     Revocation of Proxies...............................  2
     Annual Report.......................................  2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT.........................................  3
     Potential Future Change in Control..................  5
     Compliance with Section 16(a) of the Securities
        Exchange Act of 1934.............................  5
ELECTION OF DIRECTORS....................................  5
     Information Concerning Nominees.....................  6
     Meetings of Board of Directors and Committees.......  7
     Compensation of Outside Directors...................  7
PROPOSAL TO APPROVE THE AMENDMENT OF THE 1992 PERFORMANCE
   AND EQUITY INCENTIVE PLAN OF THE COMPANY..............  8
     Summary of Proposed Amendments to the Plan..........  8
     Description of the 1992 Plan........................  9
     Federal Income Tax Consequences..................... 12
     Summary of Award Activity Pursuant to 1992 Plan..... 13
     Vote Required for Approval.......................... 15
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION............ 16
     Executive Officers.................................. 16
     Executive Compensation.............................. 16
     Option Grants During 1997........................... 17
     Option Exercises and Year-End Option Values ........ 17
     Employment Contracts, Termination of Employment and
       Change-in-Control Arrangements.................... 18
     Compensation Committee Interlocks and Insider
       Participation..................................... 19
     Report of the Compensation Committee and Mr. Adler...19
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS......... 21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........... 22
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS................. 23
PROPOSALS OF SHAREHOLDERS.................................24
OTHER MATTERS.............................................24

                                MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 18, 1998


     The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Thursday, June 18, 1998 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about May 11, 1998, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

                                    GENERAL

RECORD DATE AND OUTSTANDING VOTING STOCK

     The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on April 27, 1998. On that date, the Company had 7,805,973 shares of Common Stock outstanding and entitled to be voted.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and shares represented by proxies returned by brokers whose discretionary authority is limited by stock exchange rules will be treated as present at the Annual Meeting for purposes of determining a quorum. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

     Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

ACTION TO BE TAKEN UNDER THE PROXY

     Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

               (a) "FOR" the election to the Board of Directors of the eight persons named in this Proxy Statement as the nominees of the Board of Directors;

               (b) "FOR" the approval of the amendment to the 1992 Performance and Equity Incentive Plan of the Company (the "1992 Plan"); and

               (c) As to any other matters which may properly come before the meeting, in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.

VOTES REQUIRED

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the amendment to the 1992 Plan. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     For voting purposes, shares represented by proxies which are marked `withhold authority'' with respect to the election of any one or more nominees for election as directors and proxies which are marked `abstain'' on the proposal to approve the amendment to the 1992 Plan will be counted. As a result, proxies marked `abstain'' with regard to the proposal to approve the amendment to the 1992 Plan will have the same effect as if the shares represented thereby were voted against approval. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will not be counted.

SOLICITATION OF PROXIES

     The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners.
 The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCATION OF PROXIES

     Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.




                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     At April 15, 1998, the Company had 7,805,973 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1998 by (i) each of the Company's directors or nominees for director, its chief executive officer and its four other most highly compensated executive officers, (ii) all directors and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.


                                              NUMBER OF      PERCENT OF
                   NAME                         SHARES        CLASS (1)
DIRECTORS AND CERTAIN
EXECUTIVE OFFICERS
Michael F. Adler (2)  ...................        1,494,941        18.5%
4444 Lake Center Drive
Dayton,  OH  45426
Harry D. Loyle (3)  .....................          533,175         6.8%
410 South Main Plaza
Pleasantville, NJ  08232
David A. Mason (4)  .....................          113,805         1.4%
Dexter B. Dawes (5)  ....................           40,800            *
Frank W. Benson (5)  ....................           39,900            *
Douglas M. Thomsen  .....................           34,900            *
D. Lee Carpenter  .......................           25,600            *
Leslie Charm (5)  .......................           25,000            *
James F. Robeson, Ph.D.  ................                0           0%
Frank M. Montano(6)  ....................          102,534         1.3%
Leonard S. Swartz (7)  ..................           51,102            *
Paul Pieschel (8)  ......................           25,387            *
ALL DIRECTORS AND EXECUTIVE OFFICERS
AS A GROUP (12 PERSONS) (9)  ............        2,514,385        30.2%
BENEFICIAL OWNERS OF MORE THAN
5% OF THE COMMON STOCK  .................
Fuji Photo Film U.S.A. Inc. (10)  .......        1,000,000        11.4%
555 Taxter Road
Elmsford, NY 10523
Mark E. Brady (11)  .....................          433,960         5.6%
Robert J.  Suttman(11)
Ronald Eubel (11)
c/o Eubel Brady & Suttman
Asset Management, Inc.
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

Less than 1%


1. Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

2.   The shares of Common Stock indicated as beneficially owned by Mr. Adler:
(i) include 2,332 shares owned by Michael F. Adler as custodian for Elizabeth Adler; (ii) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (iii) include 1,000 shares which he has the right to acquire upon exercise of warrants owned by him; (iv) include 216,666 shares which he has the right to acquire by exercise of stock options which are currently exercisable; (v) include 2,000 shares issuable upon the exercise of warrants owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer of the Company; and (vi) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,192,039 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 99% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own beneficially due to his ownership of a controlling interest in Progressive and his position as President of Progressive. The shares of Common Stock owned by Progressive include 46,000 shares issuable upon exercise of warrants owned by Progressive.

3. Includes 3,000 shares which Mr. Loyle has the right to acquire upon exercise of warrants owned by him and 25,000 shares which he has the right to acquire by exercise of stock options which are currently exercisable.
Mr. Loyle shares voting and investment power with his wife.

4. Includes 74,555 shares which Mr. Mason has the right to acquire upon exercise of stock options which are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

5. Includes 25,000 shares which this individual has the right to acquire upon exercise of stock options which are currently exercisable.

6. Includes 75,552 shares which Mr. Montano has the right to acquire upon exercise of stock options which are currently exercisable and 11,012 shares which Mr. Montano holds in the Company's 401(k) plan.

7. Includes 16,501 shares which Mr. Swartz has the right to acquire upon exercise of stock options which are currently exercisable.

8. Includes 12,387 shares which Mr. Pieschel has the right to acquire upon exercise of stock options which are currently exercisable.

9. Includes 561,181 shares which such group has the right to acquire upon exercise of stock options which are currently exercisable and 52,000 shares which such group has the right to acquire upon exercise of warrants.

10. Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

11. Consists of shares as to which Mark E. Brady, Robert J. Suttman and Ronald Eubel each share voting and investment power. Also, Mr. Suttman beneficially owns 5,000 additional shares as to which he has sole voting and investment power and Mr. Brady beneficially owns 1,900 additional shares as to which he has sole voting and investment power.



POTENTIAL FUTURE CHANGE IN CONTROL

     Fuji is the holder of 1,000,000 shares of Series G Non-Voting Cumulative Preferred Stock (the "Fuji Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.


     The Fuji Preferred Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. The shares are subject to mandatory redemption on January 1, 1999 ("Mandatory Redemption Date"). Any redemption of the Fuji Preferred Stock must be either in cash from the proceeds of an equity offering or in Common Stock valued at 90% of the market price at the time of redemption; provided, however, that Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Fuji Preferred Stock without impairment of any right to require redemption at a later time. The redemption price for the Fuji Preferred Stock is $10.00 per share, or an aggregate of $10 million. If the market price of the Company's Common Stock on the Mandatory Redemption Date is less than $3.00 per share, the redemption of the Fuji Preferred Stock will be extended until the earlier of (i) the first date on which the market price of the Common Stock exceeds $3.00 per share or
(ii) one year following the initial Mandatory Redemption Date. If the Fuji Preferred Stock is redeemed in shares of Common Stock, depending upon the market price of the Common Stock and the number of shares of Common Stock outstanding, such redemption could result in Fuji's acquiring control of the Company.

     The Fuji Preferred Stock is also redeemable at Fuji's option under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either of Michael F. Adler or David A. Mason, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000.
 If the Company fails to redeem all of the Fuji Preferred Stock upon the occurrence of a Redemption Event, Fuji has the right, until all of the shares of Fuji Preferred Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met during 1997.

                             ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

     The Board of Directors of the Company currently consists of eight members. Douglas M. Thomsen, a director of the Company, has decided not to stand for re-election at the Annual Meeting. The remaining seven members of the Board of Directors have been nominated for re-election and James F. Robeson, Ph.D., has been nominated for election to fill the vacancy resulting from Mr. Thomsen's departure. Each director elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee listed. If any nominee becomes unavailable for any reason, or if a vacancy occurs before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

     There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company.

INFORMATION CONCERNING NOMINEES

     Michael F. Adler. Age 61. Mr. Adler was elected Chief Executive Officer of the Company in June, 1985, and its Chairman in October, 1990. From February, 1984 through December, 1996 he served as the Company's President. He was elected a director of the Company on June 29, 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive Industries Corporation ("Progressive") since 1968, positions he still holds. He is a member of the Board of Directors and Chairman of the Venture Capital Committee of the City-Wide Development Corporation, Dayton, Ohio, and a member of the Board of Directors of The Dayton Art Institute, The National Center for Industrial Competitiveness and The 2003 Committee in Dayton, Ohio. Mr. Adler has previously been a member of the Board of Trustees of the Photo Marketing Association, the Ohio Building Authority, and the State Governance Board-Jobs for Ohio Graduates, a member of the executive committee and past Chairman of the Board of Trustees-Jobs for Dayton Graduates, as well as chairman of the nominating council of the Public Utilities Commission of Ohio and of the City-Wide Development Corporation, Dayton, Ohio.

     Frank W. Benson. Age 70. Mr. Benson became a director of the Company in February, 1989. Since June, 1988, Mr. Benson has been Director of Finance and Administration, and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

     D. Lee Carpenter. Age 49. Mr. Carpenter became a director in December, 1997. Since 1978, Mr. Carpenter has been Chairman and Chief Executive Officer of Design Forum in Dayton, Ohio, a firm providing strategic design services to businesses. Mr. Carpenter is a member of the Board of Directors of the Association of Professional Design Firms and a member of the American Institute of Graphic Arts, the International Mass Retailers Association and the National Retail Federation.

     Leslie Charm. Age 54. Mr. Charm became a director in October, 1990. Mr. Charm's principal occupation since August, 1990 has been as partner of Restoration Associates, an entrepreneurial advisory firm in Massachusetts. Mr. Charm is a former director of the International Franchise Association. In addition, since 1989 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. Mr. Charm is a director of several privately-held companies.

     Dexter B. Dawes. Age 61. Mr. Dawes became a director of the Company in December, 1989. Since 1972, Mr. Dawes has been Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. From September, 1989, through December, 1996, Mr. Dawes was President of John Hancock Capital Growth Management, Inc.

     Harry D. Loyle. Age 44. Mr. Loyle became a director of the Company in July, 1993. Since July, 1985, Mr. Loyle's principal occupation has been as President and Director of Franchise Development for ProMoto Management Corporation, an area developer for the Company. Mr. Loyle serves as director and/or officer or partner of a number of privately held businesses in New Jersey and Pennsylvania, including four Company franchisees. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January, 1995, Mr. Loyle was elected to the Franchise Advisory Council of the International Franchise Association and, in June, 1996, to the Council's Executive Committee.

     David A. Mason. Age 57. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976, positions he still holds.

     James F. Robeson, Ph.D. Age 61. Since December 1997, Dr. Robeson has been President and Chief Executive Officer of ROBERDS, Inc., a chain of furniture stores based in Dayton, Ohio. He has also served as a director of ROBERDS since November 1993. Dr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio, from July 1996 through December 1997. From August 1995 through May 1997, he was Herbert E. Markley Visiting Scholar in business, Miami University, from August 1995 through May 1997. From July 1993 to the present, Dr. Robeson has served as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of Coopers and Lybrand. From 1988 through June 1993, Dr. Robeson was Dean, Richard
T. Farmer School of Business Administration, Miami University. He currently serves as a director of Gummer Wholesale, a regional distributor of grocery, candy, and tobacco products, Newark, Ohio; Huffy Corporation, a diversified manufacturer and supplier of services to retails, Dayton, Ohio; ROBERDS, Inc.; and Design Forum, a firm providing strategic design services, Dayton, Ohio.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four meetings during 1997. The Board of Directors has established standing Audit and Compensation Committees but does not have a nominating committee. During 1997, each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

     The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting.
The Audit Committee also meets with the independent auditors and with financial personnel of the Company about such matters. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. During 1997 the Audit Committee had two members:
 Mr. Dawes, Chairman, and Mr. Loyle. The Audit Committee met twice during 1997.

     The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan.
 The Compensation Committee has four members: Mr. Benson, Chairman, Mr. Charm, Mr. Carpenter and Mr. Thomsen. The Compensation Committee met twice during 1997.

COMPENSATION OF OUTSIDE DIRECTORS

     The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

     During 1997, outside directors were entitled to receive monthly fees of $350, as well as a fee of $500 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call. For 1998, the monthly directors' fees will be $400 and the fee for each Board meeting attended in person will increase to $750. The Board of Directors has also approved a plan to compensate outside directors who choose to participate in the plan with shares of the Common Stock instead of cash payments. During 1997, each outside director who participated in the plan received 200 shares of Common Stock per month, 300 shares per Board meeting attended in person, 100 shares per meeting attended via telephone conference call, and 100 shares per committee meeting attended. Messrs. Benson, Dawes, Loyle, and Thomsen elected to receive Common Stock as compensation during 1997. Messrs. Benson, Carpenter, Dawes, Loyle, and Thomsen have elected to receive Common Stock as compensation during 1998.

     In addition, Mr. Charm, who acts as a consultant to the Company, was paid fees of $6,000 for his services in that capacity during 1997.


           PROPOSAL TO APPROVE THE AMENDMENT OF THE 1992 PERFORMANCE
                    AND EQUITY INCENTIVE PLAN OF THE COMPANY
                           (Item 2 on the Proxy Card)

     The 1992 Performance and Equity Incentive Plan of the Company (the "1992 Plan") is designed to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain and reward managerial and other key employees and to strengthen the mutuality of interests between participants and the shareholders of the Company in the Company's long-term growth, profitability and financial success by offering a comprehensive incentive compensation program including stock and cash incentive awards based on performance and other equity-based awards.

SUMMARY OF PROPOSED AMENDMENTS TO THE PLAN

     The Board of Directors has approved the amendment of the 1992 Plan (i) to increase the total number of shares of Common Stock that are authorized for issuance pursuant to awards granted under the 1992 Plan from 1,250,000 shares to 2,000,000 shares and (ii) to permit non-employee directors of the Company to become eligible to receive awards under the 1992 Plan.

     Increase in Number of Shares. As of April 15, 1998, a total of only 64,934 shares were available for issuance in connection with any future awards under the 1992 Plan. The Board of Directors has approved the proposed amendment to the 1992 Plan in order to ensure that a sufficient number of shares will be available for future activity under the 1992 Plan. The Board of Directors considers as essential to the Company's management recruitment and retention strategy its ability to offer competitive compensation opportunities, including stock options or other equity-based incentive awards, to management prospects as well as the Company's current officers and other management personnel. If the amendment to the 1992 Plan is not approved by the shareholders, the Company's ability to offer equity-based incentive compensation awards and its corresponding ability to attract and retain well qualified, motivated and experienced management personnel in an increasingly competitive employment market may be adversely affected.

     Furthermore, the Board of Directors believes that it is highly desirable and in the best interests of the Company and the shareholders to strengthen the mutuality of interests between management and the shareholders. The Board of Directors believes this mutuality of interests is further strengthened by requiring management to actually own shares and have personal funds at risk. Accordingly, most of the options that have been granted under the 1992 Plan are under terms requiring an optionee to own and retain at least one share of stock for each four options that were granted.

     The proposed amendments to the 1992 Plan, including the increase in the number of shares authorized under the 1992 Plan, were unanimously approved by the Board of Directors. In addition, each director, including Michael F. Adler, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Harry D. Loyle, have indicated their intention to vote the shares beneficially owned by them in favor of the proposed amendments. Mr. Adler and Mr. Loyle are believed by the Company to be the largest individual shareholders of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

     Eligibility of Non-Employee Directors. The Board of Directors believes that stock ownership by non-employee directors, by strengthening the mutuality of interests between the non-employee directors and the shareholders, is desirable and in the best interests of the Company and the shareholders. In order to encourage stock ownership by non-employee directors, the Company has a program for the compensation of non-employee directors through grants of Common Stock in lieu of cash fees. This program is described under "Election of Directors - Compensation of Outside Directors" and is expected to be conducted under the 1992 Plan if the proposed amendments are approved by the shareholders.

     Under shareholder approval policies that have recently been adopted by the NASDAQ Stock Market, on which the Company's Common Stock is authorized for trading, the approval of the shareholders is required for plans under which stock options or shares of stock may be granted to directors and officers, subject to certain de minimus exceptions. By enabling the stock in lieu of cash fees program for non-employee directors to be conducted under the 1992 Plan, the amendments to the 1992 Plan will facilitate the administration of the stock in lieu of cash fees program and compliance with the requirements of the NASDAQ Stock Market. If the amendments are approved, the non-employee directors of the Company will also become eligible to receive stock options or other appropriate awards permitted by the 1992 Plan.


DESCRIPTION OF THE 1992 PLAN

   The 1992 Plan empowers the Company from time to time until July 15, 2002 to award to eligible participants Incentive, Non-Qualified and Deferred Compensation Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Unit Grants, Performance Equity and Performance Unit Grants, any other Stock-Based Awards (collectively, the "Awards") authorized by the Compensation Committee of the Board of Directors (the "Committee"), and any combination of any or all of such Awards, whether in tandem with each other or otherwise.

   Administration. The 1992 Plan is administered by the Committee. The Committee has the sole authority to construe and interpret the 1992 Plan, to make rules and regulations relating to the implementation of the 1992 Plan, to select participants, to establish the terms and conditions of Awards and to grant Awards, with broad authority to delegate its responsibilities to others.

   Eligibility. Managerial employees, including all officers of the Company, and other key employees of the Company who hold positions of significant responsibility are eligible to receive Awards under the 1992 Plan. On April 15, 1998, this group consisted of approximately 100 persons. Under the proposed amendments to the 1992 Plan, members of the Board of Directors who are not employed by the Company will also be eligible to receive Awards under the 1992 Plan. All references below to requirements based on the employment by the Company of a participant in the 1992 Plan will be deemed also to refer to service as a director by any non-employee director who receives an Award under the 1992 Plan. The selection of recipients of, and the nature and size of, Awards granted under the 1992 Plan is wholly within the discretion of the Committee. There is no limit on the number of shares of Common Stock in respect to which Awards may be granted to or exercised by any person. Whether an Award may be exercised after a participant's termination of employment shall be determined by the Committee, except that if a participant's employment with the Company and its subsidiaries terminates for any reason within six months after the date of grant of any Award held by such participant, such Award shall expire as of such date of termination.

   Shares Subject to 1992 Plan. The maximum number of shares of Common Stock in respect of which Awards may be granted under the 1992 Plan will be increased by the proposed amendments to the 1992 Plan from 1,250,000 shares to 2,000,000 shares. Such maximum number of shares in payment of Awards granted or which may be subject to Awards is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation of or other recapitalization of the Company. If any Awards are forfeited, terminated, settled in cash or exchanged for other Awards or expire unexercised, the shares of Common Stock theretofore subject to such awards will again be available for further awards. In addition, shares which are subject to Stock Appreciation Rights which expire unexercised or were not issued upon the exercise thereof and shares received in payment of the purchase price of a stock option in the exercise thereof will again be available for Awards under the 1992 Plan. No fractional shares may be issued under the 1992 Plan.

   Incentive Stock Options. Options designated as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the 1992 Plan to officers and employees of the Company. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). Incentive Stock Options may be exercisable for such period or periods not in excess of 10 years after the date of grant as shall be determined by the Committee.

   Non-Qualified Stock Options. Non-Qualified Stock Options may be granted under the 1992 Plan for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee may determine.

   Deferred Compensation Stock Options. Deferred Compensation Stock Options are designed to provide a means by which compensation payments can be deferred to future dates. The number of shares subject to a Deferred Compensation Stock Option is determined by the Committee using the following formula:

   Amount of Compensation Deferred      =         Number of
       (FMV - Exercise Price)                   Optioned Shares

where FMV means the fair market value of a share of Common Stock at the date such option is granted and Exercise Price is the price at which such option may be exercised, as determined by the Committee. Deferred Compensation Stock Options will be exercisable for such period or periods as the Committee shall determine.

   Option Exercise Prices. In general, the exercise price of an Incentive Stock Option must be at least 100% of the fair market value of the Common Stock on the date of grant. Non-Qualified Stock Options and Deferred Compensation Stock Options may be issued at such option exercise price as the Committee may determine, except that the Committee will not issue such options at less than 100% of the fair market value of the Common Stock of the Company at the date of grant unless it has been determined that such "discount" option price will not result in taxable income under the Code to the optionee at the date of grant or the date such option becomes first exercisable rather than at the date of exercise.

   Exercise of Options. No stock option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ of the Company. Stock options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of Common Stock (at the fair market value thereof at exercise date) or by surrendering outstanding Awards denominated in stock or stock units. No Incentive, Non-Qualified or Deferred Compensation Stock Option may be exercised after the optionee ceases to be an employee of the Company, except where the Committee adopts terms and conditions relating to such Option which permit its exercise.

   Stock Appreciation Rights. Under the 1992 Plan, a Stock Appreciation Right ("SAR") may be granted in tandem with, or independent of, any other Award granted under the Plan. An SAR is an Award which will entitle the holder to receive an amount equal to all, or some portion (as determined by the Committee in respect of each SAR granted), of the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of such share at the date of grant, multiplied by the number of shares as to which the holder is exercising the SAR. The Company will pay such amount to the holder in cash or in shares of Common Stock (at fair market value on the date of exercise) or in Deferred Compensation Stock Options, or combination thereof, as the Committee may in its sole discretion determine, except that any SAR exercised upon or after a Change in Control (as defined in the 1992 Plan) must be paid in cash.

   When an SAR granted in tandem with an option is exercised, such option is canceled to the extent that the SAR is exercised. Conversely, if the optionee elects to exercise the option, the tandem SAR is canceled. The exercise of an SAR granted in respect of (but not in tandem with) an option, either at the time the option is granted or subsequent to the grant of the option, will not result in the cancellation of such related option and the exercise of such option will not result in the cancellation of the related SAR. The exercise of an SAR paid in cash will not be included as an Award for the purpose of determining the number of shares of Common Stock which may be issued under the 1992 Plan.

   In no event may an SAR be exercised within six months after the date granted, except in the event of the death or disability of the participant. The Committee may also determine that an SAR shall be automatically exercised on one or more specified dates.

   Restricted Stock. An Award of Restricted Stock consists of a specified number of shares of Common Stock which are transferred to a participant selected by, and for such consideration as determined by, the Committee and are subject to forfeiture to the Company under such conditions and for such periods of time as the Committee may determine. A participant may vote and receive cash dividends on the shares of Restricted Stock awarded, but may not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock during the restriction period. Certificates for Restricted Stock will be held by the Company until all conditions have been satisfied.

   Restricted Units. An Award of Restricted Units (each unit having a value equivalent to one share of Common Stock) may be granted to a participant subject to such terms and conditions as the Committee may deem appropriate. Restricted Units may be paid upon the expiration of the relevant restriction period in cash, in shares of Common Stock equal to the number of Restricted Units granted, in Deferred Compensation Stock Options or in any combination thereof, as determined by the Committee.

   Performance Equity and Performance Unit Grants. Performance Equity grants (with each unit equal in value to one share of Common Stock at the date of grant) and Performance Unit grants (with each unit representing such monetary value as assigned by the Committee) entitle the participant to receive cash, shares of Common Stock, Deferred Compensation Stock Options or any combination thereof, as determined by the Committee, based upon the degree of achievement of pre-established performance goals over a pre-established performance period as determined by the Committee in its discretion. Performance goals are fixed by the Committee on the basis of such criteria and to accomplish such goals as the Committee may select. The Committee has sole discretion to determine the employees eligible for Awards of Performance Equity or Performance Units, the duration of each performance measurement period, the value of each Performance Unit and the number of shares or units earned on the basis of the Company's and/or the participant's performance relative to the established goals. During a performance measurement period, the Committee may adjust the performance goals upward or downward.

   At the end of any performance measurement period, the Committee will determine the number of performance shares and performance units which have been earned on the basis of the actual performance in relation to the performance goals. A participant must be an employee at the end of the performance period to receive the proceeds of a Performance Equity or Performance Unit Grant; provided, however, that if such participant dies, retires, becomes disabled or ceases to be an employee with the Committee's consent prior to the end of the performance measurement period, the Committee may authorize total or partial payment to such participant or his or her legal representative. Performance Equity grantees shall be entitled to receive payment for each unit earned in an amount equal to the fair market value of a shares of Common Stock at the date of the vesting of the Performance equity Award. Performance Unit grantees shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of such unit.

   Other Stock-Based Grants; Deferrals. The Committee has authority under the 1992 Plan to grant other Awards of Common Stock or Awards denominated as stock units. The Committee may also permit a participant to elect to defer receipt of the proceeds of any Award granted under the 1992 Plan.

   Transferability. No Award granted under the 1992 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution.

   Term, Amendment and Termination. The 1992 Plan will terminate on July 15, 2002, except with respect to Awards then outstanding. The Board of Directors may amend or terminate the 1992 Plan at any time, except that the Board of Directors may not, without approval of the shareholders of the Company, make any amendment which would increase the total number of shares available for issuance (except as permitted by the 1992 Plan to reflect changes in capitalization), materially change the eligibility requirements or materially increase the benefits accruing to participants under the 1992 Plan.

   Change in Control. In the event of a Change in Control of the Company (defined in the 1992 Plan to mean the acquisition of 35% or more of the Common Stock of the Company by any "Acquiring Person" coupled with any change in the composition of the Board of Directors with the effect that a majority of the directors are not "Continuing Directors"), unless the Board of Directors expressly provides otherwise as of the date of any such Change in Control, (i) all Incentive, Non-Qualified and Deferred Compensation Stock Options and Stock Appreciation Rights then outstanding shall be fully exercisable, (ii) all restrictions on and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied, and (iii) all Performance Equity Grants and Performance Unit Grants shall be deemed to have been fully earned, subject in each case to the limitation that any such Award shall have been outstanding at least six months.

FEDERAL INCOME TAX CONSEQUENCES

   Based on current provisions of the Code, and the existing regulations thereunder, the anticipated Federal income tax consequences in respect of the several types of Awards under the 1992 Plan (including grants of Incentive Stock Options and Non-Qualified Stock Options under the Stock Ownership Plan) are as described below.

   At Grant of Options and SARs. An optionee will not recognize any taxable income at the time an Incentive Stock Option or an SAR is granted and the Company will not be entitled to a Federal income tax deduction at that time.
The same rules should apply to Non-Qualified and Deferred Compensation Stock Options. However, because Non-Qualified Stock Options and Deferred Compensation Stock Options may be granted at option exercise prices substantially below the fair market value of the Common Stock of the Company on the date the option is granted, the Internal Revenue Service ("IRS") might take the position that under certain circumstances income is recognized at the time granted equal to the amount of the "discount" at which a Non-Qualified Stock Option or a Deferred Compensation Stock Option was granted.

   Incentive Stock Options. No ordinary income will be recognized by the holder of an Incentive Stock Option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the Federal "alternative minimum tax" (`AMT'') at the date of exercise.

   If the optionee holds the shares until the later of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute mid term or long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. In determining whether the optionee has an AMT liability, the optionee's basis in the shares should be increased by the amount included in AMT income at the date of exercise. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" prior to either of such holding periods, the optionee recognize ordinary income in an amount equal to the lessor of (i) the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price; and (ii) the amount of gain recognized on disposition and the Company will usually be entitled to a Federal income tax deduction equal to such amount.

   Non-Qualified and Deferred Compensation Stock Options. If Non-Qualified Stock Options are issued at an exercise price of at least 100% of the fair market value of the Common Stock at the date granted, ordinary income will be recognized by the holder at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. The Company will usually be entitled to a corresponding Federal income tax deduction for the year of the exercise. At the time of sale of the shares, the optionee will generally realize a capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of such sale of the shares.

   In the case of Non-Qualified Stock Options which may be, and Deferred Compensation Stock Options which are intended to be, issued at an option exercise price which is substantially less than 100% of fair market value, the same rules should apply, unless the IRS takes the position that such "discount" options are subject to tax on the grant date or at the time they first become exercisable. In such event, the Company would be entitled to a corresponding Federal income tax deduction at such time.

   Stock Appreciation Rights. Upon the exercise of an SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired and the Company will be entitled to a corresponding Federal income tax deduction. The holder's basis in any shares of Common Stock acquired will be equal to the amount of ordinary income upon which he or she was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

   Restricted Stock.   Unless a participant makes the election described below,
a participant receiving a Restricted Stock Award will not recognize income and the Company will not be allowed a deduction at the time such shares of Restricted Stock are granted. While the restrictions on the shares are in effect, a participant will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the excess of fair market value of the shares on the date the restrictions are removed or lapse over the amount paid, if any, by the participant for the shares will be treated as ordinary compensation income to the participant and allowed as a deduction for Federal income tax purposes to the Company. Upon disposition of the shares, any gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short term or long term depending upon the period of time the shares are held by the participant following the removal or lapse of the restrictions. However, by filing a
Section 83(b) election with the IRS within 30 days after the date of grant, a participant's ordinary income and commencement of holding period and the Company's deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no refund or deduction will be allowed for the amount previously included in such participant's income.

   Performance Equity, Performance Units and Restricted Units. A participant receiving any Performance Award or any Restricted Units will not recognize income, and the Company will not be allowed a deduction, at the time such Award is granted. When a participant receives payment in cash or shares of Common Stock, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for Federal income tax purposes to the Company.

   Special Rules. To the extent an optionee pays all or part of the option price of a stock option by tendering shares of Common Stock owned by the optionee, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option price shall have the same basis and tax holding period as the shares surrendered. If the shares surrendered had previously been acquired upon the exercise of an Incentive Stock Option, the surrender of such shares may be a disqualifying disposition of such shares. The additional shares received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise.

   Withholding Taxes. Withholding taxes must be paid at the time of exercise of any Non-Qualified or Deferred Compensation Stock Option or SAR. Withholding taxes must also be paid in respect of any Restricted Stock or Restricted Unit when the restrictions thereon lapse. In respect of all other Awards, withholding taxes must be paid whenever income to the 1992 Plan participant is recognized for tax purposes.

SUMMARY OF AWARD ACTIVITY PURSUANT TO 1992 PLAN

   The following table indicates as of April 15, 1998 the number of shares authorized for issuance under the 1992 Plan (exclusive of the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding Awards, the number of shares issued pursuant to prior Awards, the number of shares available for future Awards (exclusive of the proposed increase in the authorized number of shares), and the number of shares available for future Awards (including the proposed increase in the authorized number of shares):




                                                    AVAILABLE FOR  AVAILABLE FOR
    AUTHORIZED          SUBJECT TO        ISSUED    FUTURE AWARDS  FUTURE AWARDS
   (EXCLUSIVE OF    OUTSTANDING AWARDS PURSUANT TO  (EXCLUSIVE OF    INDLUDING
      PROPOSED           (NET OF          PRIOR        PROPOSE        PROPOSED
     INCREASE)      CANCELLATIONS)(1)   AWARDS(2)     INCREASE)       INCREASE
     1,250,000          1,180,966         4,100         64,934         814,934

1. Outstanding Awards under the 1992 Plan consist of Incentive Stock Options to purchase 955,966 shares of Common Stock and Non-Qualified Stock Options to purchase 225,000 shares of Common Stock granted to executive officers and eligible employees of the Company at exercise prices ranging from $1.1875 to $2.50 per share. Of the 1,180,966 options outstanding under the Plan, 710,966 were granted on the conditions that the employees already own at least 500 shares of the Common Stock or one share of Common Stock for each 4 options granted and that they keep a specified number of shares of Common Stock throughout the term of the option. The exercise prices of all such options are 100% of the market price of the Common Stock on the date of grant (other than options to purchase 295,427 shares of Common Stock granted to Mr. Adler as to which the exercise price is 110% of the market price of the Common Stock on the date of grant), and such options become exercisable at rates ranging from 20% to 33-1/3% per year commencing one year from the date of grant. The expiration dates of such options range from May 20, 1998 to March 13, 2008. Of such options, 246,159 were granted to employees of the Company other than executive officers and 934,807 were granted to executive officers of the Company as follows: Michael F. Adler - Chairman and Chief Executive Officer - 294,826; Frank M. Montano - President and Chief Operating Officer - 300,763; David A. Mason - Executive Vice President and Chief Financial Officer - 131,864; Leonard
S. Swartz - Senior Vice President - Franchise Operations - 66,160; Paul Pieschel
- Senior Vice President - Franchise Sales - 51,454; and Alfred E. Lefeld - Vice President and Controller - 56,340.

2. Represents shares purchased by eligible employees of the Company pursuant to a stock purchase program offered during 1994 under the 1992 Plan. Under this program the Company purchased for the accounts of participants 4,100 shares of Common Stock on the open market at a price of $2.1461 per share and paid all fees and commissions associated therewith. Participants were required to pay 50% of the purchase price.

   Based on the closing sale price of the Common Stock of the Company as reported on the NASDAQ on April 15, 1998 of $2.50 per share, the market value of the total number of shares of Common Stock issued under the 1992 Plan was $10,250, the market value of shares underlying outstanding Awards under the 1992 Plan was $2,952,415, the market value of shares subject to future Awards (exclusive of the proposed increase in the number of shares authorized for issuance under the 1992 Plan) was $162,335, and the market value of shares subject to future Awards (including the proposed increase in the number of shares authorized for issuance under the 1992 Plan) was $2,037,335.

   Provided that the shareholders approve the proposed amendment to the 1992 Plan, the increased number of shares will be available for any of Awards authorized under the 1992 Plan. Except as described below in connection with the issuance of Common Stock to outside directors of the Company, the Committee has not considered or approved any future Awards under the 1992 Plan, and, as a result, the identity of future Award recipients and the size and terms of future Awards are not known at this time.

     As described herein under ``Election of Directors - Compensation of Outside Directors,''the outside directors of the Company who elect to receive shares of Common Stock in lieu of cash compensation receive grants of 200 shares of Common Stock per month, 300 shares per Board meeting attended in person, 100 shares per meeting attended via telephone conference call and 100 shares per committee meeting attended. If the shareholders approve the amendment of the 1992 Plan to permit outside directors of the Company to become eligible to participate in the 1992 Plan, it is anticipated that such stock compensation grants will in the future be conducted pursuant to the 1992 Plan upon terms determined by the Committee.

VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the amendment to the 1992 Plan. Proxies marked "abstain" with regard to the proposal to approve the amendment to the 1992 Plan will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. As a result, proxies marked "abstain" with regard to the proposal will have the same effect as if the shares represented thereby were voted against approval. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will not be counted as represented at the meeting for voting purposes.

     The Board of Directors unanimously approved the proposed amendments to the 1992 Plan. In addition, each director, including Michael F. Adler, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Harry D. Loyle, has indicated his intention to vote the shares he beneficially owns in favor of the proposed amendments. Mr. Adler and Mr. Loyle are believed by the Company to be the largest individual shareholders of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1992 PLAN.



                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve as executive officers of the Company.

     Frank M. Montano. Age 46. Mr. Montano was appointed President and Chief Operating Officer in January, 1997. From September, 1992 to January, 1997, Mr. Montano served as Executive Vice President and Chief Operating Officer. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as Vice President of Licensing (June, 1990 to May, 1991) and then as Senior Vice President (May, 1991 to September, 1992). From April, 1989 to June, 1990, Mr. Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October, 1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

     Leonard S. Swartz. Age 65. Mr. Swartz was appointed Senior Vice President of Franchise Operations in July, 1989 and in January, 1990, was given primary responsibility for franchise operations. Between February, 1984 and July, 1989, Mr. Swartz was Executive Vice President for Operations of the Company.

     Paul Pieschel. Age 58. Mr. Pieschel was appointed Senior Vice President of Franchise Sales in February, 1997. From March, 1985 to February, 1997, Mr. Pieschel was Vice President of Franchise Sales. Since 1984, Mr. Pieschel has also served as the Company's Vice President of Human Resources.

     Alfred E. Lefeld. Age 39. Mr. Lefeld was appointed Vice President and Controller in October, 1994. From June, 1993 to October, 1994, Mr. Lefeld served as director of MIS for the Company. From January, 1992 to May, 1993, Mr. Lefeld served as Controller - Midwest Division for MAB Paints and Coatings.
From March, 1984 to December, 1992, Mr. Lefeld was Controller for Paint America Company.

EXECUTIVE COMPENSATION

     The following table provides information with respect to compensation received for the preceding three fiscal years by the Company's chief executive officer and the four other most highly compensated executive officers of the Company during 1997. These individuals are referred to herein as the "named executive officers."



                                                                LONG TERM
                                       ANNUAL COMPENSATION     COMPENSATION

                                                       OTHER
                                                       ANNUAL   SECURITIES  ALL OTHER
                            FISCAL                     COMPEN-  UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION YEAR   SALARY    BONUS    SATION(1) OPTIONS(#)  SATION(2)
Michael F. Adler            1997   $160,125 $68,627   $26,975          -    $10,001
  Chairman and Chief        1996    156,000  85,000    21,924     190,000    14,048
  Executive Officer         1995    154,615      -     18,882      66,687     2,600

Frank M. Montano            1997   $154,725 $52,591    $3,246          -    $14,452
 President and Chief        1996    150,800  51,000     3,246     200,000    15,212
 Operating  Officer         1995    149,462       -     3,246      63,880    12,884

David A. Mason              1997   $117,400 $42,073    $3,246          -    $ 5,949
  Executive Vice            1996    114,400  50,000     3,246      55,000     7,493
  President, Chief          1995    113,385       -     3,246      48,889     1,400
  Financial Officer
  and Treasurer

Leonard S. Swartz           1997   $103,854 $ 8,088    $2,776          -    $ 7,058
  Senior Vice President -   1996    100,384  15,839     2,776          -     12,959
  Franchise Operations      1995     96,390       -     2,776      41,253     2,300

Paul Pieschel               1997    $86,275 $31,395(3) $3,246          -    $ 4,944
  Senior Vice President -   1996     80,500  24,993     3,246          -      7,423
  Franchise Sales           1995     71,824  33,685     3,246      30,969     1,896





1. The primary compenent of "Other Annual Compensation" for Mr. Adler is a car allowance. In 1997, 1996, and 1995, the car allowances were $14,123, $12,032, and $11,117, respectively.

2. " All Other Compensation" for Mr. Adler consists of (i) $2,670 of insurance premiums paid by the Company with respect to a $500,000 term life insurance policy covering Mr. Adler that is maintained by the Company for Mr. Adler's benefit pursuant to his employment agreement and (ii) $4,963 consisting of the Company's contributions for Mr. Adler to the Company's defined contribution retirement plan. "All Other Compensation" in 1997 for Mr. Montano consists of $1,951 equivalent to interest at 9% that would have accrued during such period on transition loans made by the Company to Mr. Montano during 1992 and 1993 in connection with his employment by the Company with respect to which no interest is charged, $8,673 representing indebtedness under such loans forgiven by the Company during 1997, and $1,460 representing the Company's contribution for Mr. Montano to the Company's defined contribution retirement plan. ``ll Other Compensation''in 1997 for Messrs. Mason, Swartz, and Pieschel consists of the Company's contributions for them to the Company's defined contribution retirement plan.


3. Bonus to Mr. Pieschel for 1997, 1996, and 1995 includes commissions, paid to Mr. Pieschel in connection with the sale of franchises, of $29,395, $20,993, and $33,685, respectively.

OPTION GRANTS DURING 1997

    The Company granted no options to any of the named executive officers during the year ended December 31, 1997.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    None of the named executive officers exercised any stock options during the year ended December 31, 1997. The following table provides information concerning unexercised stock options held by the named executive officers as of December 31, 1997.




                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                   OPTIONS HELD AT FISCAL     IN-THE-MONEY OPTIONS AT
                          YEAR END              FISCAL YEAR END (1)

      NAME        EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
Michael F. Adler      216,666         40,001    $281,636      $  11,000
Frank M. Montano       75,552        188,328    $ 56,526      $ 150,414
David A. Mason         74,555         28,334    $  5,715      $  14,167
Leonard S.Swartz       16,501         24,752    $  8,250      $  12,376
Paul Pieschel          12,387         18,582    $  6,193      $   9,291

1. Based on the closing sale price of the Company's Common Stock on December 31, 1997 of $2.75 per share as reported on the NASDAQ.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    In April, 1997, Michael F. Adler, the Company's Chairman and Chief Executive Officer, entered into an employment contract with a term through December 31, 1999. The employment contract is automatically renewed at the end of each fiscal year for an additional three year term unless the Board takes other action. The employment contract provides for a base salary of $161,500 per year, subject to annual review by the Board of Directors. Beginning April, 1998, Mr. Adler's annual base salary has been set at $200,000. The employment contract calls for Mr. Adler's bonuses to be determined by the Board of Directors or a committee of the Board. The employment contract requires the Company to maintain for Mr. Adler's benefit a $500,000 term life insurance policy covering Mr. Adler. The Company paid premiums of $2,670 for this policy during 1997. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination, as well as continuation of benefits which he was receiving at the time of termination, including health insurance and use of suitable office and secretarial support, but excluding a car allowance.

    In June, 1996, David A. Mason, the Company's Executive Vice President,
Chief Financial Officer and Treasurer, entered into an employment contract with a term through December 31, 1998. In December, 1997, the employment contract was amended to provide, among other things, for a term through December 31, 2000. Commencing January 1, 2000, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Mason or the Company elects not to continue the contract or unless Mr. Mason's employment is terminated earlier. The employment contract, as amended, provides for a base salary of $125,000 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee of the Board of Directors. Under the employment contract, Mr. Mason will be eligible for bonus payments for 1998 based on an incentive formula set forth in the contract. The employment contract calls for Mr. Mason's bonuses for subsequent years to be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

    In June, 1996, Frank M. Montano, the Company's President and Chief
Operating Officer, entered into an employment contract with a term through December 31, 1998. In December, 1997, the employment contract was amended to provide, among other things, for a term through December 31, 2000. Commencing January 1, 2000, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Montano or the Company elects not to continue the contract or unless Mr. Montano's employment is terminated earlier. The employment contract, as amended, provides for a base salary of $165,000 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Under the employment contract, Mr. Montano will be eligible for bonus payments for 1998 based on an incentive formula set forth in the contract. The employment contract calls for Mr. Montano's bonuses for subsequent years to be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman of the Committee, D. Lee Carpenter and Douglas M. Thomsen, all of whom are independent non-employee directors. During 1997, Leslie Charm, an independent non-employee director, also served on the Compensation Committee. The Committee establishes the compensation of the Chief Executive Officer. Michael F. Adler, Chairman and Chief Executive Officer of the Company, sets compensation for all other executive officers but reviews such decisions with the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE AND MR. ADLER

    COMPENSATION ELEMENTS

    Compensation of the Company's executive officers consists of three principal elements:

           Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

           Annual bonuses which are generally dependent on the Company's profitability for the year but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

           Stock options which are designed to align the executive officers' interests with long-term interests of the shareholders.


    EXECUTIVE OFFICER COMPENSATION

    Several of the Company's executive officers, including Messrs. Adler, Montano, and Mason, are employed pursuant to employment contracts which specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies. In December, 1997, the employment contracts of Messrs. Montano and Mason were amended to increase the base salary levels of Mr. Montano by $8,900 to $165,000 per year and of Mr. Mason by $6,600 to $125,000 per year. These increases reflect the Committee's positive assessment of the performance of these individuals and the Committee's desire to keep their base salary within the range of base salaries described above for persons in comparable positions at comparable companies.

    Bonuses for executive officers are determined either by the terms of the executive officer's employment contract approved by the Compensation Committee, or in the absence of specific contractual provisions, by the Compensation Committee as to Mr. Adler's bonus, and by Mr. Adler, after consultation with the Compensation Committee, as to the bonuses for the remaining executive officers.
 All executive officers received bonuses for 1997. Other than the bonus for Mr. Pieschel which was determined by Mr. Adler after consultation with the Committee, the bonuses for the executive officers were based on achievement by the Company of certain profit levels and/or achievement by the executive officers' respective departments of certain profit levels. Bonuses to the executive officers for 1997 totaled $180,721.

    The Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan (`the Plan''), which permits the Committee to grant to officers and key employees stock option and other equity-based incentive awards.
 In authorizing awards under the Plan to executive officers, the Committee considers various factors, including the relative responsibilities of the recipient, the Committee's subjective evaluation of the recipient's performance, and the recipient's relative equity interest in the Company in the form of stock, stock options, or other equity-based incentive awards in view of the Committee's desire to align the interests of management and the shareholders in the long-term performance and financial success of the Company.

    During 1997, the executive officers of the Company did not receive any option grants pursuant to the Plan or other equity awards from the Company. However, long-term equity incentive compensation remains an important element in the Company's compensation policies and additional stock options or other equity-based incentive awards will be considered in the future.


    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. During 1997, Mr. Adler received base salary of $160,125. Mr. Adler's bonus compensation is determined by the Compensation Committee pursuant to the employment contract and for 1997 was dependent upon the Company's achieving certain target pre-tax net income levels. The target levels were reached during 1997, and Mr. Adler received a bonus of $68,627 for the period, based on the target levels achieved and a percentage of the Company's income in excess of the target levels.

    SECTION 162(M)

    The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 1998 will exceed the limits on deductibility for 1998. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

              Compensation Committee:

                        Frank W. Benson, Chairman of Compensation Committee
                        D. Lee Carpenter
                        Douglas M. Thomsen
                        Leslie Charm

                        Michael F. Adler, Chief Executive Officer


                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

    The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1993 to 1997). It assumes that $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.


  Date       Company     Market      Peer
               Index      Index     Index
12/31/92     100.000    100.000   100.000
01/29/93     150.000    102.847    98.084
02/26/93     168.750     99.010    92.892
03/31/93     162.500    101.876    94.648
04/30/93     131.250     97.528    88.971
05/28/93     162.500    103.354    93.586
06/30/93     143.750    103.832    93.447
07/30/93     143.750    103.954    95.190
08/31/93     125.000    109.327   100.590
09/30/93     106.250    112.583   103.645
10/29/93     156.250    115.114   107.796
11/30/93     125.000    111.682   103.666
12/31/93     137.500    114.796   105.521
01/31/94     143.750    118.281   105.225
02/28/94     131.250    117.177   103.080
03/31/94     131.250    109.971    96.982
04/29/94     150.000    108.544    97.186
05/31/94     137.500    108.809    94.930
06/30/94     118.750    104.830    93.026
07/29/94     112.500    106.980    93.178
08/31/94     103.125    113.800   100.175
09/30/94     103.125    113.509   101.697
10/31/94     100.000    115.740   102.937
11/30/94     125.000    111.900    99.028
12/30/94     118.750    112.214    96.136
01/31/95     100.000    112.843    92.770
02/28/95      90.625    118.811    94.685
03/31/95     115.625    122.334    95.097
04/28/95     109.375    126.186    94.576
05/31/95     112.500    129.442    96.825
06/30/95     109.375    139.932   104.751
07/31/95      93.750    150.218   110.442
08/31/95     100.000    153.262   110.131
09/29/95     100.000    156.787   112.133
10/31/95     100.000    155.888   110.155
11/30/95      90.625    159.549   109.569
12/29/95      78.125    158.699   105.908
01/31/96      62.500    159.482   104.851
02/29/96      65.625    165.552   111.778
03/29/96      62.500    166.101   119.117
04/30/96      59.375    179.882   129.885
05/31/96      93.750    188.141   132.946
06/28/96      84.375    179.660   127.313
07/31/96     100.000    163.662   119.514
08/30/96     100.000    172.832   127.982
09/30/96      93.750    186.052   134.401
10/31/96     100.000    183.997   128.853
11/29/96      93.750    195.372   132.013
12/31/96      93.750    195.196   126.264
01/31/97      87.500    209.068   128.943
02/28/97      90.625    197.511   124.504
03/31/97      78.125    184.617   120.105
04/30/97      90.625    190.389   116.104
05/30/97      87.500    211.973   128.306
06/30/97      90.625    218.455   135.705
07/31/97      93.750    241.517   141.974
08/29/97      98.438    241.149   144.383
09/30/97     112.500    255.413   153.868
10/31/97     118.750    242.142   145.736
11/28/97     118.750    243.337   148.909
12/31/97     137.500    239.527   148.738



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1983, Foto Fair International, Inc. ("FFI"), a wholly-owned subsidiary of Progressive, merged into the Company. Progressive is 99% owned by Michael F. Adler and his family. Mr. Adler is Chief Executive Officer and Chairman of the Board of Directors of the Company, and a director and executive officer of Progressive. In connection with such merger, the Company acquired the assets and business of FFI, which primarily was the management by FFI of the businesses of National Photo Labs, Inc. ("NPL") and National Photo Labs II, Inc. ("NPL II"), both of which were engaged in the one-hour photo processing business. NPL sold or closed all of its stores and was dissolved in November 1995. Directors and executive officers of the Company own 23% of the outstanding common stock of NPL II and owned 16% of the outstanding common stock of NPL. NPL II owns one one-hour photo processing store. The store owned by NPL II is managed by the Company pursuant to a management agreement and is operated as a MotoPhoto store under a franchise agreement. The management agreement provides for an annual incentive fee based on cash generated. The franchise agreement provides for monthly royalties equal to the greater of 5% of net sales or $1,000 per store. During the year ended December 31, 1997, the Company received from NPL II total revenues of approximately $269,000, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL II of operating supplies and merchandise. This amount constituted approximately 0.6% of the Company's total revenues.

    The terms of the merger of FFI and the Company described above were all determined by arms' length negotiation between the Company and Progressive, prior to Progressive's becoming a shareholder of the Company. The merger with FFI was approved by the shareholders of the Company.

    Progressive purchased a MotoPhoto store from the Company and signed a franchise agreement for the store, effective as of January 1, 1996. The purchase price of the store was $64,000, its book value as of December 31, 1995.
 During 1997, this store paid the Company royalty and advertising fees of $25,143. Total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale by the Company to Progressive of operating supplies and merchandise, were approximately $103,064. This amount constituted approximately 0.4% of the Company's total revenues.

    The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, David A. Mason, and Leonard S. Swartz. Such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, have been leased by the Company pursuant to a lease agreement which commenced on July 1, 1989 and which has been extended through 1999. In July 1990, the lease terms were amended to provide for rent payable as follows: $12,792 per month through June 1992; $16,097 per month from July 1992 through June 1994; and $18,083 per month from July 1994 through June 1999. During 1997, the Company made lease payments totaling $216,996.

    Pursuant to the employment contract for Frank M. Montano when he joined the Company in 1992, the Company advanced him moving expenses, the cost of temporary housing in Dayton for a limited period of time, and a monthly living allowance until Mr. Montano's home was sold. In connection with this arrangement, upon the sale of his home in 1993, Mr. Montano executed a promissory note for $52,036, the amount of the moving expenses and temporary housing and living allowances; so long as Mr. Montano is still employed by the Company, one-sixth of the principal will be forgiven on each anniversary date of the sale of his home.

    In February, 1997, the Company agreed to manage a MotoPhoto franchised store owned by W. P. Enterprises, Inc. (`WP''), a corporation owned by Richard Zsambok, the brother-in-law of Michael F. Adler. The management agreement provides for an annual incentive fee based on cash generated and a monthly fee, which supersedes the royalty fee required by the franchise agreement, equal to the greater of 5% of net sales or $1,000. During 1997, this store paid the Company monthly and advertising fees of $17,990. Total revenues derived by the Company from this store, including all monthly, incentive and advertising fees paid and revenues derived from the sale by the Company to WP of operating supplies and merchandise, were approximately $87,188. This amount constituted approximately 0.3% of the Company's total revenues.

    The foregoing transactions were and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved by a majority of the members of the Board of Directors who were not officers of the Company and/or were not interested in the transaction.

    Harry D. Loyle, a director of the Company, is a shareholder, officer and director in four MotoPhoto franchisees -- Corral Photographic Corporation, Nash Photographic Corporation (which became a franchisee in 1998), Post Imaging Corporation, and The Positive Negative, Inc. Each such franchisee owns and operates one store under a MotoPhoto franchise agreement which provides for a royalty fee of six percent of net retail sales and an advertising fee of one-half percent of net retail sales. The three companies named above that were franchisees during 1997 paid royalty and advertising fees of $77,159 during 1997. Total revenues derived by the Company from such stores during 1997 were $330,404, which constituted approximately 0.8% of the Company's total revenues.

    In addition, Mr. Loyle is owner and President of ProMoto Management Corporation (`ProMoto''), which acts as an area developer for the Company pursuant to an area development agreement. As Area Developer, ProMoto receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the four franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 1997, the Company paid ProMoto fees of $614,393. The terms of the Company's area development agreement with ProMoto are the same as those in the agreements of most of the Company's other area developers.

    D. Lee Carpenter, a director of the Company, is Chairman and Chief Executive Officer of Design Forum, which provides store design services to the Company. The Company paid Design Forum fees of $5,898 for such services during 1997, and anticipates that it will pay Design Forum a total of approximately $125,000 in fees for store design services during 1997 and 1998.

    Jay Adler, son of Michael F. Adler, is President of Franchise Development and Management Corporation (`FDMC''), which acted as an area developer for the Company pursuant to an area development agreement through July 23, 1997. During 1997, the Company paid FDMC fees of $147,225. The terms of the Company's area development agreement with FDMC were on substantially the same terms as those offered to the Company's other area developers during the period in which the agreement was entered into.

    During 1996, Caroline Zsambok, Ph.D., wife of Michael F. Adler, provided organizational learning services to the Company through her employer, Klein Associates. In early 1997, Dr. Zsambok resigned from Klein Associates and formed her own company, Z Research and Consulting (`Z Research''), through which she has continued to provide consultation to the Company on training and organizational learning and development. During 1997, the Company paid Klein Associates fees of approximately $6,720 and Z Research fees of approximately $36,522. The Company has agreed to provide Z Research with an office at the Company's headquarters and limited secretarial support for non-Company work it performs. Z Research reimburses the Company for all out-of-pocket expenses the Company incurs in providing Z Research with an office and secretarial support.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Ernst & Young LLP, independent certified public accountants, have been reappointed as independent auditors for the Company and it subsidiaries to examine and report on its financial statements for 1998. Ernst & Young LLP have been auditors of the accounts of the Company since November 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                           PROPOSALS OF SHAREHOLDERS

    The Board of Directors will consider proposals of shareholders intended to be presented for action at the 1998 Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals will be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1999 Annual Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 11, 1999.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

                                MOTO PHOTO, INC.
                   4444 LAKE CENTER DRIVE, DAYTON, OHIO 45426
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo, Inc. (the "Company"), held of record by the undersigned on April 27, 1998, at the Annual Meeting of Shareholders to be held on June 18, 1998, or any adjournment thereof.

1.   ELECTION OF DIRECTORS

        FOR the nominees listed below (except          WITHHOLD AUTHORITY to
     -- as marked to the contrary in the             --vote for all nominees
        space below)                                   listed below


         Adler          Benson         Carpenter      Charm          Dawes
     --             --             --             --             --
         Loyle          Mason          Robeson
     --             --             --

2. Proposal to approve the amendment of the 1992 Performance and Equity Incentive Plan of the Company.

            For              Against             Abstain
        --               --                  --

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


This proxy, when properly executed, will be voted as specified by the shareholders. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM 1, AND FOR THE PROPOSAL LISTED IN
ITEM 2. If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement for election as a director is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.

                                   Date
                                        ========================================


                                   (Signature of Shareholder)


                                   (Signature of Joint Shareholder, if any)


Please date this proxy, sign EXACTLY as name appears on this proxy and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.